Exhibit 23.3
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 2, 2026 relating to the financial statements of CoreWeave, Inc. appearing in the Annual Report on Form 10-K of CoreWeave, Inc. for the year ended December 31, 2025. We also consent to the reference to us under the heading "Experts" in such Registration Statement.
/s/ Deloitte & Touche LLP
San Jose, California
June 5, 2026